PRO TECH COMMUNICATIONS, INC.                                      Exhibit 99(a)

Media Contact:                       Investor Contact:
-------------                        ----------------
Joanna Lipper                        Richard Carpenter
Pro Tech Communications, Inc.        American Financial Communications
(203) 226-4447 ext. 3506             (510) 597-4200
jlipper@nctgroupinc.com              afc@sbcglobal.net

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

             PRO TECH COMMUNICATIONS REPORTS SECOND QUARTER RESULTS
             ------------------------------------------------------

FORT PIERCE, FL., August 9, 2005 - Pro Tech Communications, Inc. (OTCBB:PCTU) reported net sales for the three months ended June 30, 2005 of $311,697, compared to $269,797 in the same period in 2004, an increase of 16%. Net loss for the three months ended June 30, 2005 was $431,849, compared to $304,650 for the same period a year ago, an increase of 42%.
     Net sales for the six months ended June 30, 2005 was $630,765, compared to $536,814 in the same period in 2004, an increase of 18%. This increase in net sales was due mainly to increases in our telephone and consumer audio markets. Net loss for the six months ended June 30, 2005 was $884,165, compared to $552,295 for the same period a year ago, an increase of 60%. This increase in net loss was due mainly to an increase in engineering expenses in connection with the re-engineering of our Apollo amplifier and ongoing new product development related to our NoiseBuster safety earmuff and anticipated new products.

About Pro Tech Communications, Inc.
-----------------------------------

Pro Tech Communications, Inc. engineers, designs and distributes audio and communications solutions and other products for business users, industrial users and consumers. The company's mission is to utilize its patented technologies to deliver the most advanced, feature-rich, durable and comfortable products at the most competitive price. Pro Tech's most recognized brands include the Apollo(TM) line of high-performance products for office and call center environments, the ProCom(TM) line of highly-durable headsets for drive-through restaurant personnel and the NoiseBuster(R) noise canceling headphone for consumer audio and in-flight entertainment. For more information, visit www.protechcommunications.com.

PRO TECH REPORTS SECOND QUARTER RESULTS - p.2


PRO TECH COMMUNICATIONS, INC.
(unaudited)

                                    For The Three Months                For The Six Months
                                        Ended June 30,                    Ended June 30,
                                 ------------------------------------------------------------------
                                    2005              2004              2005              2004
                                    ----              ----              ----              ----
Net sales                        $ 311,697         $ 269,797         $ 630,765         $ 536,814
Net loss                         $(431,849)        $(304,650)        $(884,165)        $(552,295)
Net loss per share               $ (0.01)          $ (0.00)          $ (0.01)          $ (0.01)
Weighted average number of       75,234,140        69,286,978        74,312,137        51,343,332
  common shares outstanding


                                      # # #

Cautionary Statement Regarding Forward-Looking Statements

Statements in this press release that are not historical are forward-looking. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially, including but not limited to: Pro Tech's ability to generate sufficient funds to execute its business plan; its ability to obtain additional financing if and when necessary; general economic and business conditions; the level of demand for Pro Tech's products and services; the level and intensity of competition in its industry; difficulties or delays in manufacturing; Pro Tech's ability to develop new products and the market's acceptance of those products; and its ability to manage its operating costs effectively. These forward-looking statements speak only as of the date of this press release. Pro Tech undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors affecting Pro Tech's business and prospects are discussed in greater detail in Pro Tech's filings with the Securities and Exchange Commission, which are available online in the EDGAR database at www.sec.gov.